UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 29, 2005

Regal Entertainment Group

 (Exact Name of Registrant as Specified in Charter)

Delaware	001-31315	02-0556934
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9110 East Nichols Avenue, Suite 200, Centennial, CO 80112

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  303-792-3600

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

As described in Item 8.01 below of this Current Report on Form 8-K, on March 29, 2005, Regal Entertainment Group’s wholly-owned subsidiary, Regal CineMedia Corporation, AMC Entertainment Inc.’s cinema advertising subsidiary, National Cinema Network, Inc., and National CineMedia, LLC entered into a Contribution and Unit Holders Agreement.  The disclosures in Item 8.01 with respect to the Contribution Agreement are incorporated herein by reference.

Item 5.02               Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

In connection with the joint venture transaction that closed on March 29, 2005, it is contemplated that Kurt Hall will resign from Regal Entertainment Group’s Board of Directors and as Co-Chief Executive Officer of Regal Entertainment Group effective as of the end of the transition period.

Item 8.01                Other Events

On March 29, 2005, Regal Entertainment Group and AMC Entertainment Inc. announced that they are combining the operations of Regal’s wholly-owned subsidiary, Regal CineMedia Corporation (RCM), and AMC’s subsidiary, National Cinema Network, Inc. (NCN), into a new joint venture company to be known as National CineMedia, LLC.  The new company will focus on the marketing and sale of cinema advertising and promotions products; business communications and training services; and the distribution of digital alternative content.  National CineMedia will provide advertising and event services to Regal’s and AMC’s theatres, respectively, such services being substantially similar to the services currently being provided to Regal by RCM, and to AMC by NCN.

As part of the joint venture transaction, on March 29, 2005, RCM and NCN entered into a Contribution and Unit Holders Agreement with National CineMedia pursuant to which, among other things, RCM and NCN agreed to contribute certain assets to National CineMedia and National CineMedia agreed to assume certain liabilities of RCM and NCN in consideration for the issuance of certain units by National CineMedia to a wholly-owned subsidiary of RCM, Regal CineMedia Holdings, LLC (RCH), and NCN, respectively, as more fully provided in the Contribution Agreement.  The assets contributed to National CineMedia by NCN include certain fixed assets and, subject to obtaining relevant consents, certain third-party exhibitor agreements.  The assets contributed to National CineMedia by RCM include certain fixed assets and agreements and, subject to obtaining relevant consents, certain additional agreements, as well as approximately $1.2 million in cash.  As a result of the respective contributions by RCM and NCN, RCH initially owns 63% of the Class A Units of National CineMedia and NCN initially owns 37% of the Class A Units of National CineMedia.  As set forth in the Contribution Agreement, Regal will adopt prior to the end of a transition period a severance plan whereby Regal will retain an obligation to compensate RCM employees that become employees of National CineMedia an aggregate amount equal to the unvested stock options or unvested restricted stock of such employees that are “in-the-money” upon expiration of the transition period.

In addition, on March 29, 2005, RCM, AMC’s subsidiary, American Multi-Cinemas, Inc., and National CineMedia entered into a Software License Agreement in connection with the licensing of certain software and related rights ancillary to the use of such computer software to National CineMedia for the conduct of its business.  Pursuant to the other documents entered into in connection with the joint venture transaction, AMC and Regal, through their subsidiaries, will retain all revenue from signed advertising contracts as of the close of business on March 31, 2005, subject to an administrative fee payable to National CineMedia to service such contracts.  Thereafter, AMC and Regal, through their respective theatre exhibition subsidiaries, will receive future revenue from National CineMedia with respect to the advertising and event services relating to their respective theatres through an agreed upon revenue sharing formula.  Such revenue sharing formula is subject to change in general based on the weighted average number of screens owned and the number of theatre patrons as between Regal’s and AMC’s theatres for any measurement period.

As part of the joint venture transaction, RCH and NCN, or their respective affiliates, entered into a number of ancillary documents, including a Limited Liability Company Operating Agreement as members in order to set forth their respective rights and obligations in connection with their interests in National CineMedia.  The Operating Agreement provides that the Board of Directors of National CineMedia will consist of seven members including three directors designated by NCN, three directors designated by RCH, and Kurt Hall until the expiration of a transition period and thereafter the seventh director will be the Chairman and Chief Executive Officer of National CineMedia.  The Operating Agreement also provides that all actions of National CineMedia’s Board of Directors require the vote of six directors.

Kurt Hall, Co-Chairman and Co-Chief Executive Officer of Regal Entertainment Group and President and Chief Executive Officer of RCM will be assuming the role of Chairman and Chief Executive Officer of National CineMedia after a short transition period.  Upon expiration of such transition period, National CineMedia’s senior management team will also include three current officers of RCM, Cliff Marks, who will serve as President of Sales and Chief Marketing Officer, Dave Giesler, who will serve as Chief Financial Officer, and Tom Galley, who will serve as Chief Operations and Technology Officer.  National CineMedia’s headquarters are in Denver, Colorado with offices in New York City, Chicago, Detroit and Los Angeles.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGAL ENTERTAINMENT GROUP

Date:	April 4, 2005	By:	/s/ PETER B. BRANDOW
		Name:	Peter B. Brandow
		Title:	Executive Vice President, General Counsel
and Secretary